Exhibit 10.1

600 Townsend Street
Suite 200
San Francisco, CA 94103
January 31, 2026
Dear Howard:

This letter sets forth the terms of the transition of your services to PagerDuty, Inc., a Delaware corporation (the “Company” or “PagerDuty”) as its Chief Financial Officer (“CFO”) to the role of “Strategic Advisor.”

1. Resignation and Transition to Strategic Advisor
You and the Company agree that, pursuant to your voluntary decision to retire from the role of Chief Financial Officer and principal financial officer of the Company (collectively “CFO”), you will no longer be the Company’s CFO effective as of the date that the Company has hired a new CFO and such CFO’s employment with the Company has commenced (the “Appointment Date”).

It is anticipated that you will continue to serve as the Company’s CFO until the earlier of (i) the Appointment Date or (ii) such date on which your employment with the Company terminates for any reason. On the Appointment Date, it is anticipated that you will continue your at-will employment with the Company on a temporary basis, in a full-time exempt position as a Strategic Advisor, until no later than February 28, 2027 (such period of time during which you actually remain employed following the Appointment Date, the “Strategic Period”). During the Strategic Period, it is anticipated that you will report to the Chief Executive Officer working out of PagerDuty’s San Francisco office. For clarity, during the Strategic Period your service will be in a non-officer capacity, and effective as of the date you cease to serve as the Company’s CFO, you will no longer be an “officer” of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

2.              Compensation
Starting on the Appointment Date, it is anticipated that you will be paid an annual salary of $475,000 payable in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions. Your equity awards will continue to remain outstanding and vest under the existing terms and conditions set forth in the governing plan documents and option, restricted stock unit or other applicable equity agreements.

3.              Benefits
As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, subject to applicable eligibility requirements.  Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and the Company’s policy. The Company’s policy is subject to change from time to time.

You acknowledge and agree that this letter and the transition contemplated herein (including the associated changes to the terms of your employment, compensation and benefits) do not and will not constitute Good Reason or a Non-CIC Qualifying Termination under Executive Severance and Change in Control Policy (the “Executive Severance Policy”), or otherwise entitle you to any severance payment or benefits under the Executive Severance Policy or otherwise (even if any such changes occur prior to the Appointment Date).

4.              Confidential Information and Inventions Assignment Agreement
By signing this letter, you reaffirm and agree to continue to comply with the terms and conditions of the Confidential Information and Inventions Assignment Agreement by and between you and the Company. You will also continue to comply with all applicable Company policies, and you acknowledge that the agreement to arbitrate set forth in your letter agreement with the Company, dated April 1, 2019, will continue to be in full force and effect.

5.              Employment Relationship
Employment with the Company is for no specific period of time.  Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.           Outside Activities
While you render services to the Company, you agree that you will not engage in any other employment, consulting or activity that may interfere with your job duties without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.           Withholding Taxes
All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.          Governing Law; Jurisdiction. This letter shall be governed by and construed in accordance with the laws of California. Any and all disputes arising under this Agreement shall be subject to the exclusive jurisdiction of the Federal or State Courts of California.

9.    Entire Agreement
This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

10.    Severability. All of the provisions of this letter are distinct and severable. If any part, term or provision of this letter should be held to be illegal, invalid, unenforceable or in conflict with any applicable law, then the remaining valid and enforceable provisions shall continue in full force and effect.
If you wish to accept the terms of this letter, please sign and date both the enclosed duplicate original of this letter and return them to me.  This offer of transitional employment, if not accepted, will expire at the close of business on February 2, 2026.

Very truly yours,
ACCEPTED AND AGREED:	PagerDuty, Inc.
Name: Owen Howard Wilson	By: /s/ Jennifer Tejada
(Print Employee Name)	(Signature)
By: /s/ Owen Howard Wilson	Name: Jennifer Tejada
(Signature)
Date: 2/1/2026	Title: Chief Executive Officer

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